Exhibit 2(ii)

                             AMENDMENT NO. 1 TO THE
                          AGREEMENT AND PLAN OF MERGER

        AMENDMENT NO. 1, dated as of January 22, 1997 (this "Amendment"), by and among American General Corporation, a Texas corporation ("Purchaser"), AGC Life Insurance Company, a Missouri corporation and a wholly-owned subsidiary of Purchaser ("Sub") and Home Beneficial Corporation, a Virginia corporation (the "Company"), to the Agreement and Plan of Merger, dated as of December 22, 1996, by and among Purchaser, Sub and the Company (the "Merger Agreement").

        WHEREAS, Purchaser, Sub and the Company desire to amend and modify the Merger Agreement as set forth herein;

        NOW, THEREFORE, Purchaser, Sub and the Company hereby agree that the Merger Agreement shall be, and hereby is, amended and modified as follows:

        1. The last sentence in clause (i) of Section 3.1(a) of the Merger Agreement is hereby amended and replaced in its entirety to read as follows:

        "As used herein, the "Average Purchaser Price" shall mean the average of the high and low sales prices, regular way, of Purchaser Common Stock as reported in The Wall Street Journal during the ten consecutive New York Stock Exchange trading days (each, a "Trading Day") ending on (and including) the fifth Trading Day prior to the Effective Time (the "Trading Average"); provided, however, that if the Trading Average is less than $35.00, then the Average Purchaser Price shall be $35.00; and/or"

        2. Clause (iii) of Section 3.3(e) of the Merger Agreement is hereby amended and replaced in its entirety to read as follows:

        "(iii) Each Share covered by a Cash Election and not fully converted into the right to receive the Cash Consideration as set forth in clause (ii) above shall be converted in the Merger into the right to receive a number of shares of Purchaser Common Stock equal to the Exchange Ratio; and"

        3. Except as amended and modified by this Amendment, all other terms of the Merger Agreement shall remain unchanged.

        4. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

        IN WITNESS WHEREOF, each of Purchaser, Sub and the Company has caused this Amendment to be executed as of the date first above written.

                        AMERICAN GENERAL CORPORATION


                        By: Peter V. Tuters
                            Senior Vice President & Chief Investment Officer


                        AGC LIFE INSURANCE COMPANY


                        By: Peter V. Tuters
                            Vice President & Chief Investment Officer


                        HOME BENEFICIAL CORPORATION


                        By: R.W. Wiltshire, Jr.
                            President and Chief
                            Executive Officer


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